Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: July 27, 2017

Boise Cascade Company Reports 2017 Second Quarter Net Income of
$22.2 Million on Sales of $1.14 Billion

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $22.2 million, or $0.57 per share, on sales of $1.14 billion for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

	2Q 2017	2Q 2016	% change

	(thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,138,939	$1,043,773	9%
Net income	22,154	19,228	15%
Net income per common share - diluted	0.57	0.49	16%
Adjusted EBITDA[1]	62,063	56,447	10%

Segment Results
Wood Products sales	$350,277	$346,358	1%
Wood Products income	15,395	16,309	(6)%
Wood Products EBITDA[1]	30,659	31,078	(1)%

Building Materials Distribution sales	980,706	850,042	15%
Building Materials Distribution income	34,509	29,117	19%
Building Materials Distribution EBITDA[1]	38,365	32,471	18%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

“Distribution enjoyed another strong quarter, with solid volume growth across product lines and excellent execution during a volatile commodity price environment. Wood Products results were slightly lower than the prior year quarter, as plywood pricing improvements were offset by lower EWP price realizations and input cost pressures. However, I am optimistic for the second half of the year as we make further progress on our operational improvement opportunities and see the impact of our EWP price increase,” commented Tom Corrick, CEO. “The tone in the marketplace is positive and we are seeing renewed strength in commodity prices as we begin the third quarter.”

In second quarter 2017, total U.S. housing starts increased by approximately 1% compared to the same period last year, driven by an approximate 9% increase in single-family starts, offset by an approximate 15% decrease in multi-family. Single-family residential construction is the primary demand driver of our sales. On a year-to-date basis, total U.S. housing starts improved 4% compared to the same period last year, driven by an approximate 8% increase in single-family starts.

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), increased $3.9 million, or 1%, to $350.3 million for the three months ended June 30, 2017, from $346.4 million for the three months ended June 30, 2016. The increase in sales was driven primarily by higher sales prices for plywood and lumber. These increases were offset by decreases in plywood and lumber sales volumes and sales prices for I-joists. Sales volumes for laminated veneer lumber (LVL) and I-joists (collectively EWP), as well as sales prices for LVL, were relatively flat compared with the same period in the prior year. By the end of the second quarter 2017, gross sales prices for EWP had increased as expected from the list price increase implemented in late first quarter 2017. However, the benefit of the list price changes was offset by short-term price protection arrangements with certain customers and adjustments to estimated volume rebates.

Wood Products segment income decreased $0.9 million to $15.4 million for the three months ended June 30, 2017, from $16.3 million for the three months ended June 30, 2016. The decrease in segment income was due primarily to higher OSB costs used in the manufacture of I-joists, as well as higher per-unit conversion costs resulting from lower plywood and lumber sales volumes. In addition, lower sales prices for I-joists contributed to the decrease in income. These decreases were offset partially by higher plywood and lumber sales prices.

Comparative average net selling prices and sales volume changes for EWP, plywood, and lumber are as follows:

	2Q 2017 vs. 2Q 2016	2Q 2017 vs. 1Q 2017

Average Net Selling Prices
LVL	(1)%	—%
I-joists	(4)%	(2)%
Plywood	11%	7%
Lumber	18%	8%
Sales Volumes
LVL	1%	3%
I-joists	—%	5%
Plywood	(2)%	10%
Lumber	(13)%	2%

Building Materials Distribution

BMD sales increased $130.7 million, or 15%, to $980.7 million for the three months ended June 30, 2017, from $850.0 million for the three months ended June 30, 2016. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume and sales price increases of 8% and 7%, respectively. By product line, commodity sales increased 17%, general line product sales increased 10%, and sales of EWP (substantially all of which are sourced through our Wood Products segment) increased 21%.

BMD segment income increased $5.4 million to $34.5 million for the three months ended June 30, 2017, from $29.1 million for the three months ended June 30, 2016. The improvement in segment income was driven primarily by a gross margin increase of $12.0 million generated from a sales increase of 15%, offset partially by increased selling and distribution expenses of $6.1 million.

Balance Sheet

Boise Cascade ended the second quarter with $104.7 million of cash and cash equivalents and $393.7 million of undrawn committed bank line availability, for total available liquidity of $498.4 million. The Company had $438.2 million of outstanding debt at June 30, 2017.

Outlook

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2017. As of July 2017, the Blue Chip consensus forecast for 2017 reflects 1.23 million total U.S. housing starts, a 5% expected increase from 2016 levels. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity as we did in 2016. We also expect plywood sales volumes to be below prior year levels as we shift more veneer away from plywood in support of our EWP growth. Future commodity product pricing could be volatile in response to industry operating rates, net import and export activity, the North American softwood lumber trade dispute, inventory levels in our distribution channels, and seasonal demand patterns. We expect sequential improvement in EWP net price realizations in the second half of 2017.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Thursday, July 27, at 11 a.m. Eastern, to review the Company's second quarter results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 53370179, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Thursday, July 27, at 2 p.m. Eastern through Thursday, August 3, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 53370179.

Basis of Presentation

As of January 1, 2017, we operate our business using two reportable segments: Wood Products and Building Materials Distribution. Prior to January 1, 2017, we operated our business using three reportable segments: Wood Products, Building Materials Distribution, and Corporate and Other. This change is based on Corporate and Other no longer earning revenue as of January 1, 2017 and thus no longer meeting the definition of a reportable segment. Corporate and Other results are now presented as reconciling items to arrive at total net sales and operating income. Corresponding information for the three and six months ended June 30, 2016 has been revised to conform with current presentation.

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2017	June 30
	2017	2016		2017	2016

Sales	$1,138,939	$1,043,773	$974,443	$2,113,382	$1,924,468

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	980,226	894,715	846,767	1,826,993	1,664,259
Depreciation and amortization	19,601	18,552	19,344	38,945	33,790
Selling and distribution expenses	82,336	76,855	73,701	156,037	144,896
General and administrative expenses	15,565	15,612	13,572	29,137	31,664
Other (income) expense, net	(1,238)	172	(35)	(1,273)	(1,413)
	1,096,490	1,005,906	953,349	2,049,839	1,873,196

Income from operations	42,449	37,867	21,094	63,543	51,272

Foreign currency exchange gain	13	28	28	41	226
Interest expense	(6,491)	(6,427)	(6,364)	(12,855)	(12,229)
Interest income	54	27	33	87	176
Change in fair value of interest rate swaps	(724)	(1,532)	295	(429)	(1,601)
	(7,148)	(7,904)	(6,008)	(13,156)	(13,428)

Income before income taxes	35,301	29,963	15,086	50,387	37,844
Income tax provision	(13,147)	(10,735)	(5,066)	(18,213)	(13,666)
Net income	$22,154	$19,228	$10,020	$32,174	$24,178

Weighted average common shares outstanding:
Basic	38,643	38,814	38,500	38,572	38,834
Diluted	39,002	38,972	38,901	38,931	38,850

Net income per common share:
Basic	$0.57	$0.50	$0.26	$0.83	$0.62
Diluted	$0.57	$0.49	$0.26	$0.83	$0.62

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2017	June 30
	2017	2016		2017	2016

Segment sales	$350,277	$346,358	$325,657	$675,934	$649,815

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	309,876	303,803	292,460	602,336	577,745
Depreciation and amortization	15,264	14,769	15,151	30,415	26,403
Selling and distribution expenses	7,563	8,108	7,736	15,299	15,483
General and administrative expenses	3,213	3,173	2,870	6,083	9,271
Other (income) expense, net	(1,034)	196	52	(982)	(1,281)
	334,882	330,049	318,269	653,151	627,621

Segment income	$15,395	$16,309	$7,388	$22,783	$22,194

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.5%	87.7%	89.8%	89.1%	88.9%
Depreciation and amortization	4.4%	4.3%	4.7%	4.5%	4.1%
Selling and distribution expenses	2.2%	2.3%	2.4%	2.3%	2.4%
General and administrative expenses	0.9%	0.9%	0.9%	0.9%	1.4%
Other (income) expense, net	(0.3)%	0.1%	—%	(0.1)%	(0.2%)
	95.6%	95.3%	97.7%	96.6%	96.6%

Segment income	4.4%	4.7%	2.3%	3.4%	3.4%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Six Months Ended
	June 30		March 31	June 30
	2017	2016	2017	2017	2016

Segment sales	$980,706	$850,042	$815,683	$1,796,389	$1,567,296

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	862,349	743,700	721,299	1,583,648	1,379,478
Depreciation and amortization	3,856	3,354	3,726	7,582	6,589
Selling and distribution expenses	74,648	68,574	65,848	140,496	129,076
General and administrative expenses	5,548	5,356	4,994	10,541	9,859
Other (income) expense, net	(204)	(59)	(149)	(352)	(196)
	946,197	820,925	795,718	1,741,915	1,524,806

Segment income	$34,509	$29,117	$19,965	$54,474	$42,490

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.9%	87.5%	88.4%	88.2%	88.0%
Depreciation and amortization	0.4%	0.4%	0.5%	0.4%	0.4%
Selling and distribution expenses	7.6%	8.1%	8.1%	7.8%	8.2%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	96.5%	96.6%	97.6%	97.0%	97.3%

Segment income	3.5%	3.4%	2.4%	3.0%	2.7%

Segment Information
(unaudited, in thousands)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2017	June 30
	2017	2016		2017	2016
Segment sales
Wood Products	$350,277	$346,358	$325,657	$675,934	$649,815
Building Materials Distribution	980,706	850,042	815,683	1,796,389	1,567,296
Intersegment eliminations and other	(192,044)	(152,627)	(166,897)	(358,941)	(292,643)
Total net sales	$1,138,939	$1,043,773	$974,443	$2,113,382	$1,924,468

Segment income
Wood Products	$15,395	$16,309	$7,388	$22,783	$22,194
Building Materials Distribution	34,509	29,117	19,965	54,474	42,490
Total segment income	49,904	45,426	27,353	77,257	64,684
Unallocated corporate and other	(7,455)	(7,559)	(6,259)	(13,714)	(13,412)
Income from operations	$42,449	$37,867	$21,094	$63,543	$51,272

Segment EBITDA (a)
Wood Products	$30,659	$31,078	$22,539	$53,198	$48,597
Building Materials Distribution	38,365	32,471	23,691	62,056	49,079

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2017	December 31, 2016

ASSETS

Current
Cash and cash equivalents	$104,713	$103,978
Receivables
Trade, less allowances of $915 and $1,459	312,368	199,191
Related parties	464	506
Other	9,348	10,952
Inventories	490,711	433,451
Prepaid expenses and other	11,655	12,381
Total current assets	929,259	760,459

Property and equipment, net	556,484	568,702
Timber deposits	17,370	14,901
Goodwill	55,433	55,433
Intangible assets, net	15,446	15,547
Deferred income taxes	8,634	8,840
Other assets	13,463	15,315
Total assets	$1,596,089	$1,439,197

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	June 30, 2017	December 31, 2016

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$294,039	$194,010
Related parties	2,088	1,903
Accrued liabilities
Compensation and benefits	63,097	67,752
Interest payable	6,794	6,860
Other	62,641	42,339
Total current liabilities	428,659	312,864

Debt
Long-term debt	438,200	437,629

Other
Compensation and benefits	83,743	83,164
Deferred income taxes	10,919	6,339
Other long-term liabilities	20,266	19,197
	114,928	108,700

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,705 and 43,520 shares issued, respectively	437	435
Treasury Stock, 5,167 shares at cost	(133,979)	(133,979)
Additional paid-in capital	517,141	515,410
Accumulated other comprehensive loss	(82,517)	(83,012)
Retained earnings	313,220	281,150
Total stockholders' equity	614,302	580,004
Total liabilities and stockholders' equity	$1,596,089	$1,439,197

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended
	June 30
	2017	2016
Cash provided by (used for) operations
Net income	$32,174	$24,178
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	39,929	34,661
Stock-based compensation	4,443	3,866
Pension expense	683	1,212
Deferred income taxes	4,542	3,901
Change in fair value of interest rate swaps	429	1,601
Other	(1,259)	72
Decrease (increase) in working capital, net of acquisitions
Receivables	(107,781)	(76,937)
Inventories	(57,260)	(59,304)
Prepaid expenses and other	(3,960)	(4,508)
Accounts payable and accrued liabilities	114,908	96,403
Pension contributions	(1,145)	(2,778)
Income taxes payable	7,063	18,696
Other	(1,288)	4,955
Net cash provided by operations	31,478	46,018

Cash provided by (used for) investment
Expenditures for property and equipment	(29,551)	(35,101)
Acquisitions of businesses and facilities	—	(215,900)
Proceeds from sales of assets and other	1,840	255
Net cash used for investment	(27,711)	(250,746)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	366,400	352,700
Payments on long-term debt, including revolving credit facility	(366,400)	(232,700)
Treasury stock purchased	—	(2,632)
Financing costs	(25)	(543)
Tax withholding payments on stock-based awards	(2,901)	(383)
Other	(106)	(121)
Net cash provided by (used for) financing	(3,032)	116,321

Net increase (decrease) in cash and cash equivalents	735	(88,407)

Balance at beginning of the period	103,978	184,496

Balance at end of the period	$104,713	$96,089

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2016 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended June 30, 2017 and 2016, and March 31, 2017, and the six months ended June 30, 2017 and 2016 :

	Three Months Ended			Six Months Ended
	June 30		March 31, 2017	June 30
	2017	2016		2017	2016

	(unaudited, in thousands)

Net income	$22,154	$19,228	$10,020	$32,174	$24,178
Interest expense	6,491	6,427	6,364	12,855	12,229
Interest income	(54)	(27)	(33)	(87)	(176)
Income tax provision	13,147	10,735	5,066	18,213	13,666
Depreciation and amortization	19,601	18,552	19,344	38,945	33,790
EBITDA	61,339	54,915	40,761	102,100	83,687
Change in fair value of interest rate swaps	724	1,532	(295)	429	1,601
Adjusted EBITDA	$62,063	$56,447	$40,466	$102,529	$85,288

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended June 30, 2017 and 2016, and March 31, 2017, and the six months ended June 30, 2017 and 2016:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2017	June 30
	2017	2016		2017	2016

	(unaudited, in thousands)
Wood Products
Segment income	$15,395	$16,309	$7,388	$22,783	$22,194
Depreciation and amortization	15,264	14,769	15,151	30,415	26,403
EBITDA	$30,659	$31,078	$22,539	$53,198	$48,597

Building Materials Distribution
Segment income	$34,509	$29,117	$19,965	$54,474	$42,490
Depreciation and amortization	3,856	3,354	3,726	7,582	6,589
EBITDA	$38,365	$32,471	$23,691	$62,056	$49,079

Corporate and Other
Unallocated corporate expenses	$(7,455)	$(7,559)	$(6,259)	$(13,714)	$(13,412)
Foreign currency exchange gain	13	28	28	41	226
Change in fair value of interest rate swaps	(724)	(1,532)	295	(429)	(1,601)
Depreciation and amortization	481	429	467	948	798
EBITDA	(7,685)	(8,634)	(5,469)	(13,154)	(13,989)
Change in fair value of interest rate swaps	724	1,532	(295)	429	1,601
Corporate and other adjusted EBITDA	$(6,961)	$(7,102)	$(5,764)	$(12,725)	$(12,388)

Total company adjusted EBITDA	$62,063	$56,447	$40,466	$102,529	$85,288